NEWS RELEASE
FOR IMMEDIATE RELEASE

RUBY TUESDAY APPOINTS LANE CARDWELL AND JEFF O’NEILL TO THE BOARD OF DIRECTORS

MARYVILLE, TN – August 13, 2012 – Ruby Tuesday, Inc. (NYSE: RT) today announced the appointments of F. Lane Cardwell and Jeffrey J. O’Neill to its Board of Directors effective August 13, 2012.  Messrs. Cardwell and O’Neill bring substantial industry experience in business strategy and executive leadership.

"I am excited to welcome both Lane and Jeff to our Board of Directors,” said Founder, Chairman, and CEO Sandy Beall.  “Their extensive restaurant industry expertise will further enhance and strengthen our Board and the quality of our corporate governance, and I know they will make significant contributions as we continue to make progress on our strategic plans to create long-term value for our shareholders.”

Mr. Cardwell has over 34 years of experience in the restaurant industry and most recently served as the President of P.F Chang’s China Bistro from 2011 to 2012, in addition to President and CEO of Boston Market from 2009 to 2010.  He previously served as interim President and CEO of Famous Dave's of America, Inc. (NASDAQ: DAVE) from 2007 to 2008, President and CEO of Eatzi's Market and Bakery from 1996 to 1999, and Executive Vice President and Chief Administrative Officer of Brinker International, Inc. (NYSE: EAT) prior to Eatzi’s.  Mr. Cardwell has also served on 10 corporate boards with public and private ownership including Shari’s Restaurants & Pies, P.F. Chang’s China Bistro, Famous Dave’s of America, and Brinker International.  Mr. Cardwell holds a BBA in Marketing from Southern Methodist University and an MBA in Finance from the University of North Texas.

Mr. O’Neill,  who has served as President and CEO of Einstein Noah Restaurant Group (NASDAQ: BAGL) since 2008, is a 25-year veteran of the Food and Beverage industry in North America with extensive experience in brand marketing, strategic planning, and store operations.  He previously held the positions of COO, President, and CEO at Priszm Income Fund, a publicly-traded Canadian firm and the master franchisee for KFC in Canada which operates 465 quick service and quick casual restaurants under the KFC, Taco Bell, and Pizza Hut brands.  Prior to joining Priszm, Mr. O’Neill served as Vice President of Sales for Quaker Foods and President of Pepsi-Cola Canada.  Mr. O’Neill holds an Honors Bachelor of Commerce Degree from the University of Ottawa.

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News Release
August 13, 2012
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ABOUT RUBY TUESDAY

Ruby Tuesday, Inc. has Company-owned and/or franchise Ruby Tuesday brand restaurants in 45 states, the District of Columbia, 12 foreign countries, and Guam.  As of June 5, 2012, we owned and operated 714 Ruby Tuesday restaurants and franchised 79 Ruby Tuesday restaurants, comprised of 36 domestic and 43 international restaurants.  Our Company-owned and operated restaurants are concentrated primarily in the Southeast, Northeast, Mid-Atlantic, and Midwest of the United States, which we consider to be our core markets.

Ruby Tuesday, Inc. is traded on the New York Stock Exchange (Symbol:  RT).

For more information, contact:
Greg Ashley                                                                                                Phone:  865-379-5700

Special Note Regarding Forward-Looking Information

This press release contains various forward-looking statements, which represent our expectations or beliefs concerning future events, including one or more of the following:  future financial performance and restaurant growth (both Company-owned and franchised), future capital expenditures, future borrowings and repayments of debt, availability of financing on terms attractive to the Company, payment of dividends, stock repurchases, restaurant acquisitions, conversions of Company-owned restaurants to other dining concepts, and changes in senior management and in the Board of Directors.  We caution the reader that a number of important factors and uncertainties could, individually or in the aggregate, cause our actual results to differ materially from those included in the forward-looking statements (such statements include, but are not limited to, statements relating to cost savings that we estimate may result from any programs we implement, our estimates of future capital spending and free cash flow, and our targets for annual growth in same-restaurant sales and average annual sales per restaurant), including, without limitation, the following: general economic conditions; changes in promotional, couponing and advertising strategies; changes in our guests’ disposable income; consumer spending trends and habits; increased competition in the restaurant market; laws and regulations affecting labor and employee benefit costs, including further potential increases in state and federally mandated minimum wages, and healthcare reform; guests’ acceptance of changes in menu items; guests’ acceptance of our development prototypes, remodeled restaurants, and conversion strategy; mall-traffic trends; changes in the availability and cost of capital; weather conditions in the regions in which Company-owned and franchised restaurants are operated; costs and availability of food and beverage inventory; our ability to attract and retain qualified managers, franchisees and team members;

Ruby Tuesday, Inc.
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August 13, 2012
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impact of adoption of new accounting standards; impact of food-borne illnesses resulting from an outbreak at either Ruby Tuesday or other restaurant concepts; our ability to successfully integrate acquired companies; our ability to complete our planned sale-leaseback transactions; effects of actual or threatened future terrorist attacks in the United States; and significant fluctuations in energy prices.